Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Registration Nos. 333-35245, 333-55838, 333-116528 and 333-137273) pertaining to the Incentive Plan of Carrizo Oil & Gas, Inc. and the Registration Statements on Form S-3 (Registration Nos. 333-142345 and 333-142346) of Carrizo Oil & Gas, Inc. of our reports dated March 12, 2009, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting, of Carrizo Oil & Gas, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2008.
/s/ Pannell Kerr Forster of Texas, P.C.
Houston, Texas
March 12, 2009